NSAR ITEM 77C
VK LIT Domestic Income
Vote of Security Holders


THE TOTAL NUMBER OF SHARES OUTSTANDING AS OF FEBRUARY 15, 2002, THE RECORD DATE, WAS 3,319,228.356 SHARES ISSUED AND OUTSTANDING FOR THE PORTFOLIO WITH A TOTAL OF 3,299,680.761 SHARES OF TABULATED PROXIES. THE PROPOSAL REGARDING THE REORGANIZATION OF VAN KAMPEN LIFE INVESTMENT TRUST DOMESTIC INCOME PORTFOLIO WAS APPROVED BY A MAJORITY OF THE SHARES. THE NUMBERS ARE AS FOLLOWS: IN FAVOR: 2,936,888.868; AGAINST:
161,395.109; ABSTAINED: 201,396.784